Exhibit 99.1

Vontier Announces $100 Million Accelerated Share Repurchase Program

RALEIGH, North Carolina, August 5, 2024 – Vontier Corporation (NYSE: VNT), a leading global provider of critical technologies and solutions to connect, manage and scale the mobility ecosystem, today announced that it has entered into an accelerated share repurchase agreement (“ASR”) with Goldman Sachs, to repurchase $100 million of Vontier’s common stock.

“The decision to launch this accelerated share repurchase program underscores our belief in the long-term strategic vision and value creation potential of our company,” said Mark Morelli, President and Chief Executive Officer. “Our portfolio is well-aligned in attractive end markets with strong secular tailwinds, and we deliver differentiated value propositions that enable customer success. We are committed to unlocking shareholder value through maximizing returns on capital deployment while balancing investments to accelerate profitable growth as we transform the mobility ecosystem.”

The ASR transactions will be completed as part of Vontier’s existing $500 million share repurchase authorization which was announced in May 2021 and replenished in May 2022, and had approximately $290 million remaining as of August 1, 2024. The final number of shares to be repurchased will be based on the daily volume-weighted average price of Vontier’s common stock during the term of the ASR, less a discount and subject to adjustments pursuant to the terms of the ASR. Vontier expects to fund the repurchases with available cash on-hand and expects the ASR transactions will be settled during the third quarter of 2024.

Subject to completion of this ASR, Vontier is expected to have approximately $190 million remaining under its current repurchase authorization. While the amount and timing of future share purchases are subject to a number of factors, including Vontier’s business, share price and general market conditions, the Company intends to continue repurchases to drive shareholder value. The remaining share repurchases may be made from time to time through open market purchases, 10b5-1 plans, future ASR programs or through privately negotiated transactions.

ABOUT VONTIER

Vontier (NYSE: VNT) is a global industrial technology company uniting productivity, automation and multi-energy technologies to meet the needs of a rapidly evolving, more connected mobility ecosystem. Leveraging leading market positions, decades of domain expertise and unparalleled portfolio breadth, Vontier enables the way the world moves – delivering smart, safe and sustainable solutions to our customers and the planet. Vontier has a culture of continuous improvement and innovation built upon the foundation of the Vontier Business System and embraced by colleagues worldwide. Additional information about Vontier is available on the Company’s website at www.vontier.com.

INVESTOR RELATIONS CONTACT

Ryan Edelman

Vice President, Investor Relations

Vontier Corporation

+1 (984) 238-1929

ryan.edelman@vontier.com

MEDIA CONTACT

Nicole Beck

Vontier Corporation

nicole.beck@vontier.com

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